EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Harbor BioSciences, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the following registration statements: No. 333-18725 on Form S-8 to Form S-4, No. 333-69727 on Form S-3, No. 333-72853 on Form S-3, No. 333-92185 on Form S-8, No. 333-51286 on Form S-8, No. 333-65712 on Form S-8, No. 333-101219 on Form S-8, No. 333-101221 on Form S-3, No. 333-103851 on Form S-3, No. 333-105378 on Form S-3, No. 333-106860 on Form S-8, No. 333-121216 on Form S-8, No. 333-130670 on Form S-8, No. 333-135095 on Form S-3, No. 333-136554 on Form S-3, No. 333-136555 on Form S-8, No. 333-148088 on Form S-8, No. 333-156111 on Form S-8, No. 333-163936 on Form S-8 of Harbor BioSciences, Inc. of our report dated March 28, 2011 relating to the financial statements of Harbor BioSciences, Inc. which appears in this Form 10-K.

/s/    BDO USA, LLP

San Diego, California

March 28, 2011